MISONIX, INC.
1938 New Highway
Farmingdale, New York 11735

November 14, 2011

Mr. Michael C. Ryan
c/o MISONIX, INC.
1938 New Highway
Farmingdale, New York 11735

Dear Michael:

In recognition of your past service to Misonix and as consideration for your future service to Misonix, the Board of Directors of Misonix has authorized a  severance payment payable to you upon a termination of your employment by virtue of a change of control. Accordingly, we hereby agree with you as follows:

1.
(a) After a Change in Control of Misonix (as defined under subparagraphs 2 (b) and (c) below), you shall be entitled to a one-time additional compensation in an amount equal to a payment of twelve (12) months annual base salary. Such additional compensation will be paid to you in a lump sum within sixty (60) days after the date such Change in Control of Misonix takes effect and your employment by Misonix or the acquiring company ceases (i) involuntarily on your part or (ii) voluntarily on your part if you have suffered (x) a significant diminution in your material duties and responsibilities without your express prior written consent or (y) a reduction in your annual base salary.

(b) A “Change in Control of Misonix” shall be deemed to have occurred in the event (i) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or group of such "persons", without the consent of the Board of Directors of Misonix, is or becomes a "beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of Misonix representing 50% or more of the combined voting power of our then outstanding securities, or (ii) of a merger, consolidation or other combination the result of which is the ownership by shareholders of Misonix of less than 60% of the voting securities of the resulting or acquiring entity having the power to elect a majority of the Board of Directors of such entity.

Mr. Michael C. Ryan
November 14, 2010

(c)   Notwithstanding anything in the foregoing to the contrary, no Change of Control of Misonix shall be deemed to have occurred for purposes of this Agreement requiring payment to you of the compensation referred to in subparagraph 2(b) by virtue of (i) any transaction which results in you or a group of persons which includes you, acquiring, directly or indirectly, 30% or more of any class of voting securities of Misonix, or (ii) if you continue in the employ of Misonix or the acquiring company more than nine (9) months following the occurrence of an event which would otherwise constitute a Change of Control of Misonix.

2.
This letter, together with Misonix’ current Employee Manual and other items, form a complete and exclusive statement covering the terms of your employment with Misonix. Misonix is an at-will employer. This at-will employment relationship cannot be changed except in a writing signed by the Chairman or the President and Chief Executive Officer of Misonix.  Nothing contained herein shall modify the at-will nature of your employment by Misonix.

Kindly evidence your agreement with the foregoing by signing and returning the enclosed duplicate copy of this letter.

Sincerely,

MISONIX, INC.

By:	/s/ Michael A. McManus
Michael A. McManus, Jr., President
and Chief Executive Officer

ACKNOWLEDGED AND AGREED TO
AS OF THE DATE FIRST SET FORTH ABOVE

/s/ Michael C. Ryan
Michael C. Ryan